Exhibit 99.1

Contact: Tu To	(213) 229-5436
FOR IMMEDIATE RELEASE – LOS ANGELES, CALIFORNIA, February 10, 2014

Daily Journal Corporation Announces Preliminary Financial Results for the Three Months ended December 31, 2013

       Daily Journal Corporation (NASDAQ: DJCO) today announced preliminary financial results for the three months ended December 31, 2013.  The results are preliminary because the Company’s independent registered public accounting firm, Ernst & Young, LLP, has not completed its audit of the Company’s financial statements or its audit of the Company’s internal control over financial reporting for the fiscal year ended September 30, 2013. Accordingly, the Company is not yet able to file with the Securities and Exchange Commission its Form 10-K for fiscal 2013 or its Form 10-Q for the first quarter of fiscal 2014 and is announcing these preliminary results to provide the market with important information about the Company’s performance for the first quarter of fiscal 2014.

Consolidated revenues were $9,951,000 and $7,693,000 for the three months ended December 31, 2013 and 2012, respectively. This increase of $2,258,000 (29%) was primarily from additional New Dawn (acquired in December 2012) and ISD (acquired in September 2013) revenues of $3,980,000, partially offset by the reduction in trustee sale notice and related service fee revenues of $1,282,000. Although public notice advertising revenues were down compared to the prior year period, and although that trend is expected to continue, the Company still continued to benefit from the relatively large number of foreclosures in California and Arizona for which public notice advertising is required by law.

During the three months ended December 31, 2013, the Company had a consolidated pretax loss of $591,000 as compared to pretax income of $1,264,000 in the prior year period. This was a decrease in profits of $1,855,000 that included $1,150,000 of additional amortizations of intangible acquisition costs. The Company’s traditional business segment pretax income decreased by $1,493,000 (54%) to $1,262,000 from $2,755,000, primarily resulting from the reduction in trustee sale notice and related service fee revenues. Sustain, New Dawn and ISD make up the Company’s other business segment, which had a pretax loss of $1,853,000 compared to $1,491,000 in the prior year period. New Dawn had revenues of $1,796,000 and expenses of $3,129,000 (including intangible amortization expenses of $475,000), and ISD had revenues of $2,431,000 and expenses of $2,044,000 (including intangible amortization expenses of $834,000).

At December 31, 2013, the Company held marketable securities valued at $150,747,000, including unrealized gains of $102,770,000. It accrued a liability of $39,956,000 for income taxes due only upon the sales of the appreciated securities. The marketable securities consist of common stocks of three Fortune 200 companies, two foreign companies and certain bonds of a sixth, and most of the unrealized gains were in the common stocks.

      Comprehensive income includes net (loss) income and unrealized net gains on investments, net of taxes, as summarized below:

Comprehensive Income
	Three months ended December 31
	2013	2012

Net (loss) income	$(416,000)	$834,000
Net change in unrealized appreciation ofinvestments (net of taxes)	8,406,000	7,197,000
Comprehensive income	$7,990,000	$8,031,000

During the three months ended December 31, 2013, there was a preliminary consolidated net loss of $416,000 versus net income of $834,000 for the three months ended December 31, 2012. The preliminary net loss per share was $.30 as compared with net income of $.60 per share in the prior year period.

Financial Information for the Company’s Reportable Segments
	Traditional business	The Technology Companies*	Total
Three months ended December 31, 2013
Revenues	$5,064,000	$4,887,000	$9,951,000
Income (loss) from operations	669,000	(1,879,000)	(1,210,000)
Pretax income (loss)	1,262,000	(1,853,000)	(591,000)
Income tax (expense) benefit	(380,000)	555,000	175,000
Net income (loss)	882,000	(1,298,000)	(416,000)
Amortization of intangible assets	---	1,309,000	1,309,000

	Traditional business	Sustain & New Dawn**	Total
Three months ended December 31, 2012
Revenues	$6,695,000	$998,000	$7,693,000
Income (loss) from operations	2,200,000	(1,495,000)	705,000
Pretax income (loss)	2,755,000	(1,491,000)	1,264,000
Income tax (expense) benefit	(930,000)	500,000	(430,000)
Net income (loss)	1,825,000	(991,000)	834,000
Amortization of intangible assets	---	159,000	159,000

              *  Includes (i) New Dawn’s first quarter financial results with revenues of $1,796,000 and expenses of $3,129,000 (including intangible amortization expenses of $475,000), and (ii) ISD’s first quarter financial results with revenues of $2,431,000 and expenses of $2,044,000 (including intangible amortization expenses of $834,000).

             ** Includes New Dawn’s financial results from December 5 through December 31, 2012 with revenues of $247,000 and expenses of $938,000 (including amortization expenses of $159,000).

    These preliminary results are based on management’s review of operations for the three months ended December 31, 2013, and remain subject to the completion of the auditor’s review.

     Daily Journal Corporation publishes newspapers and web sites covering California and Arizona, as well as the California Lawyer magazine, and produces several specialized information services. Sustain Technologies, Inc., New Dawn Technologies, Inc. and ISD Technologies, Inc. are wholly-owned subsidiaries and supply case management software systems and related products to courts and other justice agencies.

     This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the Securities and Exchange Commission.

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